PRESS RELEASE
For Immediate Release

Berry Corporation (bry) Reports Second Quarter 2020 Results; Achieved Significant Operating Expense Reductions; Added 2021 Oil Hedges
DALLAS, TX - August 4, 2020 (GLOBE NEWSWIRE) – Berry Corporation (bry) (NASDAQ: BRY) (“Berry” or the “Company”) today reported net loss of $65 million or $0.81 per diluted share and Adjusted Net Income(1) of $5 million or $0.06 per diluted share for the second quarter of 2020.
Quarterly Highlights
•Kept all employees safe and maintained continuous operations while planning for continued COVID/oil demand uncertainty
•Reduced Unhedged OpEx 16% quarter over quarter through our cost-savings initiative
•Generated positive Levered Free Cash Flow(1); began building cash reserves as planned in July
•Achieved Adjusted EBITDA(1) of $57 million on strong hedge position and cost savings
•Enhanced 2021 financial hedge portfolio at $46/Bbl Brent; currently over 75% of first half targeted oil production
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(1) Please see “Non-GAAP Financial Measures and Reconciliations” later in this press release for a reconciliation and more information on these Non-GAAP measures.

“Our flexible and adaptable business structure and strong culture of teamwork, leadership and communication enabled us to adapt our work processes quickly in response to the challenges posed by COVID-19. We safely transitioned to a work from home environment for our office employees, and then returned to the office, without any problems with operations, accounting, financial reporting or internal controls. In all of our locations, we implemented CDC-aligned safety and health protocols, which have kept employees and their families safe and healthy while successfully supporting continuous operations," said Trem Smith, Berry board chair and chief executive officer.

“While market conditions improved over the latter part of the quarter we still anticipate, and have planned for, a prolonged impact of the global demand destruction caused primarily by COVID-19 to continue for the next few quarters. Our experienced Berry management team is successfully managing through this downturn by protecting our cash flow, maintaining our strong liquidity position and positioning the company to thrive when the market returns. Through sustainable cost and cash savings and efficiency improvements, we reduced our Unhedged OpEx costs by 16% quarter over quarter. We also improved our hedge position in 2021 to weather the continued volatility we expect through the first half of next year and we are determined to continue to build cash through the year. We currently plan to recommence drilling with one rig in early October, which would continue to work throughout 2021. As we have said before, the Berry business model is designed to create value in any cycle, and we are confident we will continue to do so in this one.”

Second Quarter 2020 Results
Adjusted EBITDA(1), on a hedged basis, was $57 million in the second quarter 2020 compared to $72 million in the first quarter 2020. The decrease was mostly due to historically low oil prices caused by the OPEC+ supply increase and COVID-19 demand destruction Additionally, second quarter greenhouse gas ("GHG") costs were higher as they returned to historical levels following a significant decrease in the first quarter 2020 from a GHG allowance market dislocation which allowed us to purchase significant allowances at low prices. These decreases were largely offset by higher oil hedge settlements received and lower costs including OpEx.

Average daily production decreased 5% for the second quarter of 2020 compared to the first quarter of 2020, largely due to natural declines as a result of ending our drilling activity in April and improved steam management which reduced costs but temporarily increased water disposal needs and consequently caused a slight decrease in production. Inventory also increased in the second quarter. In the second quarter of 2020 we reduced capital 58% and drilled only four wells. The Company's California production of 23.4 MBoe/d for the second quarter of 2020 decreased 6% from the first quarter 2020.

The Company-wide hedged realized oil price for the second quarter 2020 was $54.40 per Boe, only a 5% reduction from the first quarter although the average Brent price declined 34%. The California average oil price before hedges for the second quarter was $29.53/Bbl, or 88% of Brent, which was 39% lower than the $48.38/Bbl in the first quarter 2020, which was 95% of Brent. The financial hedges for oil sales for the second quarter 2020 added $27.78 per Bbl to the California realized price, highlighting the effectiveness of our oil hedge positions.
On an unhedged basis, operating expenses decreased by 16% or $2.90 per Boe to $15.33 for the second quarter 2020, compared to $18.23 for the first quarter 2020. The decrease was driven by the effectiveness of our cost savings and efficiency initiatives which resulted in $2.77 per Boe lower lease operating expense. Additionally, operating expenses, including hedge effects, decreased to $18.11 per Boe in the second quarter 2020 from $19.81 in the first quarter 2020 due to the same factors and $1.20 per Boe higher gas hedge settlement paid period over period.
OpEx consists of lease operating expenses ("LOE"), third-party revenues and expenses from electricity generation, transportation and marketing activities, as well as the effect of derivative settlements (received or paid) for gas purchases, and excludes taxes other than income taxes.
General and administrative expenses decreased by $0.6 million, or 3%, to less than $19 million for the three months ended June 30, 2020, compared to the three months ended March 31, 2020. Adjusted general and administrative expenses(1), which exclude non-cash stock compensation costs and nonrecurring costs, were $14 million for the second quarter 2020 compared to $15 million for the first quarter 2020. The cost reduction reflected various cost savings initiatives partially offset by a slight increase in bonus costs as the cost savings targets are met.
Taxes, other than income taxes were $3.94 per Boe for the second quarter compared to $1.56 per Boe in the first quarter 2020, as market rates for GHG requirements returned to more historic levels from the unsustainable levels experienced in the first quarter.
Net loss for the second quarter 2020 was $65 million compared to $115 million in the first quarter 2020. Adjusted Net Income(1) was $5 million for the second quarter, representing a 75% decrease from the first quarter 2020 due to significantly lower oil prices, as well as higher GHG, DD&A and income tax expenses.

For the second quarter of 2020, capital expenditures were approximately $17 million, on an accrual basis including capitalized overhead but excluding capitalized interest, acquisitions and asset retirement spending. Approximately 96% of this total was directed to California oil operations. In the second quarter of 2020, the vast majority of capital spent was used for activities which had no impact on current production, including capital for facilities, equipping and cogeneration maintenance. We also expended approximately $6 million for plugging and abandonment activities. The Company currently has 185 wells permitted for drilling and nearly 200 more in process at the regulatory agencies.

The Company acquired approximately 740 net acres in the North Midway Sunset Field for approximately $5 million. This property is adjacent to, and extends, our existing producing area in the Potter formation and we have identified numerous future drilling locations.

At June 30, 2020, the Company had $142 million available for borrowings under its RBL Facility which included $1 million of outstanding borrowings and $7 million of letters of credit. The RBL Facility has a $200 million borrowing base with an elected commitment of $200 million, limited to $150 million until the next semi annual redetermination.

“While we have realized substantial market improvements since April, these remain difficult times for our industry. We continue to focus on our cash position in order to provide Berry with the flexibility to move quickly in this cyclical trough. We are continuing to plan for a two-year cyclical low; however, our improved cost structure coupled with oil prices being substantially better than our earlier estimates give us more confidence in putting a drilling rig to work the last quarter of this year and throughout 2021. We have and will continue to live by our financial policy. We achieved positive Levered Free Cash Flow in the second quarter, and even increased it compared to the first quarter. We expect Levered Free Cash Flow for 2020 to be nearly $100 million,” stated Cary Baetz, chief financial officer, EVP and director.
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(1) Please see “Non-GAAP Financial Measures and Reconciliations” later in this press release for a reconciliation and more information on these Non-GAAP measures.

Earnings Conference Call

The Company will host a conference call August 5, 2020 to discuss these results:

Live Call Date:	Wednesday, August 5, 2020
Live Call Time:	9:00 a.m. Eastern Time (6 a.m. Pacific Time)
Live Call Dial-in:	877-491-5169 from the U.S.
720-405-2254 from international locations
Live Call Passcode:	2488098

A replay of the audio webcast will also be archived on the “Events” section of Berry’s website at bry.com/category/events.
An audio replay will be available shortly after the broadcast:

Replay Dates:	Through Wednesday, August 26, 2020
Replay Dial-in:	855-859-2056 from the U.S.
404-537-3406 from international locations
Replay Passcode:	2488098

A replay of the audio webcast will also be archived on the “Events” section of Berry’s website at bry.com/category/events. In addition, an investor presentation will be available on the Company’s website.
About Berry Corporation (bry)

Berry is a publicly traded (NASDAQ: BRY) western United States independent upstream energy company with a focus on the conventional, long-lived oil reserves in the San Joaquin basin of California. More information can be found at the Company’s website at bry.com.

Forward-Looking Statements

The information in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address plans, activities, events, objectives, goals, strategies, or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions. Although we believe that these assumptions were reasonable when made, these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control. Therefore, such statements forward-looking statements involve significant risks and uncertainties that could materially affect our expected results of operations, liquidity, cash flows and business prospects. Without limiting the generality of the forgoing, such statements specifically include our expectations, beliefs or projections as to our future:

•financial position;
•liquidity;
•cash flows;
•anticipated financial and operating results;
•our capital program and development and production plans;
•business strategy;
•potential acquisition opportunities;
•other plans and objectives for operations;
•maintenance capital requirements;
•expected production and costs;
•reserves;
•hedging activities;
•return of capital;
•payment of future dividends;
•future repurchases of stock or debt; and
•capital investments and other guidance.

Actual results may differ materially from expectations, and reported results should not be considered an indication of future performance. Known factors (but not all the factors) that could cause actual results to differ materially from those discussed in the forward-looking statements include:

•the length, scope and severity of the recent COVID-19 pandemic, including the effects of related public health concerns and the impact of actions taken by governmental authorities and other third parties in response to the pandemic and its impact on commodity prices, supply and demand considerations, and storage capacity;
•global economic trends, geopolitical risks and general economic and industry conditions, such as those resulting from the COVID-19 pandemic and from the actions of OPEC+, including the escalation of tensions between Saudi Arabia and Russia and changes in OPEC+'s production levels;
•volatility of oil, natural gas and NGL prices, including the sharp decline in crude oil prices that occurred in the first quarter and has continued into the second quarter of 2020;
•supply of and demand for oil, natural gas and NGLs;
•disruptions to, capacity constraints in, or other limitations on the pipeline systems that deliver our oil and natural gas and other processing and transportation considerations;
•inability to generate sufficient cash flow from operations or to obtain adequate financing to fund capital expenditures, meet our working capital requirements or fund planned investments;
•price fluctuations and availability of natural gas and electricity and the cost of steam;
•our ability to use derivative instruments to manage commodity price risk;
•the regulatory environment, including availability or timing of, and conditions imposed on, obtaining and/or maintaining permits and approvals, including those necessary for drilling and/or development projects;
•our ability to meet our planned drilling schedule, including due to our ability to obtain permits on a timely basis or at all, and to successfully drill wells that produce oil and natural gas in commercially viable quantities;
•the impact of current, pending and/or future laws and regulations, and of legislative and regulatory changes and other government activities, including those related to drilling, completion, well stimulation, operation, maintenance or abandonment of wells or facilities, managing energy, water, land, greenhouse gases or other emissions, protection of health, safety and the environment, or transportation, marketing and sale of our products;
•the California and global energy future, including the factors and trends that are expected to shape it, such as concerns about climate change and other air quality issues, the transition to a low-emission economy and the expected role of different energy sources;
•uncertainties associated with estimating proved reserves and related future cash flows;

•our ability to replace our reserves through exploration and development activities;
•drilling and production results, including lower-than-expected production, reserves or resources from development projects or higher-than-expected decline rates;
•our ability to obtain timely and available drilling and completion equipment and crew availability and access to necessary resources for drilling, completing and operating wells;
•changes in tax laws;
•effects of competition;
•uncertainties and liabilities associated with acquired and divested assets;
•our ability to make acquisitions and successfully integrate any acquired businesses;
•large or multiple customer defaults on contractual obligations, including defaults resulting from actual or potential insolvencies;
•geographical concentration of our operations;
•the creditworthiness and performance of our counterparties with respect to our hedges;
•impact of derivatives legislation affecting our ability to hedge;
•failure of risk management and ineffectiveness of internal controls;
•catastrophic events, including wildfires, earthquakes and pandemics;
•environmental risks and liabilities under federal, state, tribal and local laws and regulations (including remedial actions);
•potential liability resulting from pending or future litigation;
•our ability to recruit and/or retain key members of our senior management and key technical employees;
•information technology failures or cyber attacks; and other material risks that appear in the Risk Factors section of our most recent Quarterly Report on Form 10-Q, Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

You can typically identify forward-looking statements by words such as aim, anticipate, achievable, believe, continue, could, estimate, expect, forecast, goal, guidance, intend, likely, may, might, objective, outlook, plan, potential, predict, project, seek, should, target, will or would and other similar words that reflect the prospective nature of events or outcomes.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise except as required by applicable law. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at via our website or via the Investor Relations contact below, or from the SEC’s website at www.sec.gov.
Contact
Contact: Berry Corporation
Todd Crabtree - Manager, Investor Relations
(661) 616-3811
ir@bry.com
Tables Following
The financial information and certain other information presented have been rounded to the nearest whole number or the nearest decimal. Therefore, the sum of the numbers in a column may not conform exactly to the total figure given for that column in certain tables. In addition, certain percentages presented here reflect calculations based upon the underlying information prior to rounding and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers, or may not sum due to rounding.

SUMMARY OF RESULTS

	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
	($ and shares in thousands, except per share amounts)
Statement of Operations Data:
Revenues and other:
Oil, natural gas and natural gas liquids sales	$70,515	$122,098	$136,908
Electricity sales	4,884	5,461	5,364
(Losses) gains on oil derivatives	(42,267)	211,229	27,276
Marketing revenues	292	453	414
Other revenues	29	24	104
Total revenues and other	33,453	339,265	170,066

Expenses and other:
Lease operating expenses	40,733	50,752	47,879
Electricity generation expenses	3,022	3,946	3,164
Transportation expenses	1,789	1,822	1,694
Marketing expenses	280	430	421
General and administrative expenses	18,777	19,337	16,158
Depreciation, depletion and amortization	37,512	35,329	23,654
Impairment of oil and gas properties	—	289,085	—
Taxes, other than income taxes	10,449	4,352	11,348
Losses on natural gas derivatives	925	12,035	9,449
Other operating (income) expenses	(1,192)	2,202	3,119
Total expenses and other	112,295	419,290	116,886

Other (expenses) income:
Interest expense	(8,676)	(8,920)	(8,961)
Other, net	(6)	(6)	—
Total other (expenses) income	(8,682)	(8,926)	(8,961)
Reorganization items, net	—	—	(26)
(Loss) income before income taxes	(87,524)	(88,951)	44,193
Income tax (benefit) expense	(22,623)	26,349	12,221
Net (loss) income	$(64,901)	$(115,300)	$31,972

Net (loss) income per share:
Basic	$(0.81)	$(1.45)	$0.39
Diluted	$(0.81)	$(1.45)	$0.39

Weighted-average shares of common stock outstanding - basic	79,795	79,608	81,519
Weighted-average shares of common stock outstanding - diluted	79,795	79,608	81,683

Adjusted Net Income(1)	$4,609	$18,175	$20,046
Weighted-average shares of common stock outstanding - diluted	80,640	79,945	81,683
Diluted earnings per share on Adjusted Net Income	$0.06	$0.23	$0.25

	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
	($ and shares in thousands, except per share amounts)
Adjusted EBITDA(1)	$57,433	$71,800	$62,756
Adjusted EBITDA unhedged(1)	$5,559	$52,175	$66,082
Levered Free Cash Flow(1)	$32,229	$13,901	$(12,560)
Levered Free Cash Flow unhedged(1)	$(19,645)	$(5,724)	$(9,234)
Adjusted General and Administrative expenses(1)	$14,081	$14,556	$12,277
Effective Tax Rate	26%	(30)%	28%
Cash Flow Data:
Net cash provided by operating activities	$41,939	$44,483	$74,396
Net cash used in investing activities	$(22,480)	$(43,038)	$(59,608)
Net cash used in financing activities	$(19,460)	$(1,444)	$(16,223)
__________
(1) See further discussion and reconciliation in “Non-GAAP Financial Measures and Reconciliations”.

	June 30, 2020	December 31, 2019
	($ and shares in thousands)
Balance Sheet Data:
Total current assets	$156,602	$100,432
Total property, plant and equipment, net	$1,288,844	$1,576,267
Total current liabilities	$94,687	$156,628
Long-term debt	$394,262	$394,319
Total equity	$789,515	$972,448
Outstanding common stock shares as of	79,871	79,543

SUMMARY BY AREA
The following table shows a summary by area of our selected historical financial information and operating data for the periods indicated.

	California (San Joaquin and Ventura basins)
	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
($ in thousands, except prices)
Oil, natural gas and natural gas liquids sales	$62,943	$109,519	$120,917
Operating income (loss)(1)	$32,469	$(113,203)	$48,112
Depreciation, depletion, and amortization (DD&A)	$36,518	$30,918	$20,460
Impairment of oil and gas properties	$—	$163,879	$—
Average daily production (MBoe/d)	23.4	24.9	20.8
Production (oil % of total)	100%	100%	100%
Realized sales prices:
Oil (per Bbl)	$29.53	$48.38	$63.91
NGLs (per Bbl)	$—	$—	$—
Gas (per Mcf)	$—	$—	$—
Capital expenditures(2)	$15,916	$38,072	$52,374

	Utah (Uinta basin)			Colorado (Piceance basin)
	Three Months Ended			Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	March 31, 2020	June 30, 2019
($ in thousands, except prices)
Oil, natural gas and natural gas liquids sales	$6,439	$11,278	$14,153	$1,132	$1,299	$1,817
Operating (loss) income(1)	$(584)	$(127,700)	$1,078	$6	$384	$(74)
Depreciation, depletion, and amortization (DD&A)	$905	$4,311	$2,939	$43	$55	$255
Impairment of oil and gas properties	$—	$125,206	$—	$—	$—	$—
Average daily production (MBoe/d)	4.4	4.5	5.1	1.3	1.4	1.5
Production (oil % of total)	49%	53%	53%	2%	1%	2%
Realized sales prices:
Oil (per Bbl)	$23.11	$39.64	$44.79	$20.67	$42.54	$55.07
NGLs (per Bbl)	$5.82	$13.16	$16.86	$—	$—	$—
Gas (per Mcf)	$1.68	$2.22	$2.29	$1.53	$1.70	$1.99
Capital expenditures(2)	$82	$857	$1,363	$145	$6	$80
__________
(1) Operating income (loss) includes oil, natural gas and NGL sales, marketing revenues, other revenues, and scheduled oil derivative settlements, offset by operating expenses, general and administrative expenses, DD&A, impairment of oil and gas properties, and taxes, other than income taxes.
(2) Excludes corporate capital expenditures.

COMMODITY PRICING

	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
Realized Sales Prices (weighted-average)
Oil without hedges ($/Bbl)	$28.98	$47.61	$61.69
Effects of scheduled derivative settlements ($/Bbl)	$25.42	$9.67	$0.13
Oil with hedges ($/Bbl)	$54.40	$57.28	$61.82
Natural gas ($/Mcf)	$1.62	$2.00	$2.16
NGLs ($/Bbl)	$5.82	$13.16	$16.86

Index Prices
Brent oil ($/Bbl)	$33.39	$50.82	$68.47
WTI oil ($/Bbl)	$28.42	$46.35	$59.86
Kern, Delivered natural gas ($/MMBtu)(1)	$1.45	$1.97	$2.07
Henry Hub natural gas ($/MMBtu)	$1.70	$1.91	$2.57
__________
(1) Kern, Delivered Index is the relevant index used for gas purchases in California.

CURRENT HEDGING SUMMARY
As of June 30, 2020, we had the following crude oil production and gas purchases hedges.

	Q3 2020	Q4 2020	FY 2021

Fixed Price Oil Swaps (Brent):
Hedged volume (MBbls)	2,208	2,208	4,678
Weighted-average price ($/Bbl)	$59.85	$59.85	$45.99
Purchased Oil Calls Options (Brent):
Hedged volume (MBbls)	276	276	—
Weighted-average price ($/Bbl)	$65.00	$65.00	$—
Fixed Price Gas Purchase Swaps (Kern, Delivered):
Hedged volume (MMBtu)	5,060,000	5,060,000	14,580,000
Weighted-average price ($/MMBtu)	$2.89	$2.76	$2.72
Fixed Price Gas Purchase Swaps (SoCal Citygate):
Hedged volume (MMBtu)	460,000	155,000	—
Weighted-average price ($/MMBtu)	$3.80	$3.80	$—
In July 2020, we added fixed price oil swaps (Brent) of 4,663 Bbls/d at nearly $46 beginning January through June 2021.

OPERATING EXPENSES

	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
	($ in thousands except per Boe amounts)
Lease operating expenses	$40,733	$50,752	$47,879
Electricity generation expenses	3,022	3,946	3,164
Electricity sales(1)	(4,884)	(5,461)	(5,364)
Transportation expenses	1,789	1,822	1,694
Transportation sales(1)	(29)	(24)	(104)
Marketing expenses	280	430	421
Marketing revenues(1)	(292)	(453)	(414)
Derivative settlements paid (received) for gas purchases(1)	7,362	4,411	3,593
Total operating expenses(1)	$47,981	$55,423	$50,869

Lease operating expenses ($/Boe)	$15.37	$18.14	$19.18
Electricity generation expenses ($/Boe)	1.14	1.41	1.27
Electricity sales ($/Boe)	(1.84)	(1.95)	(2.15)
Transportation expenses ($/Boe)	0.67	0.65	0.68
Transportation sales ($/Boe)	(0.01)	(0.01)	(0.04)
Marketing expenses ($/Boe)	0.11	0.15	0.17
Marketing revenues ($/Boe)	(0.11)	(0.16)	(0.17)
Derivative settlements paid (received) for gas purchases ($/Boe)	2.78	1.58	1.44
Total operating expenses ($/Boe)	$18.11	$19.81	$20.38
Total unhedged operating expenses ($/Boe)(2)	$15.33	$18.23	$18.94

Total MBoe	2,650	2,798	2,497
__________
(1) We report electricity, transportation and marketing sales separately in our financial statements as revenues in accordance with GAAP. However, these revenues are viewed and used internally in calculating operating expenses which is used to track and analyze the economics of development projects and the efficiency of our hydrocarbon recovery. We purchase third-party gas to generate electricity through our cogeneration facilities to be used in our field operations activities and view the added benefit of any excess electricity sold externally as a cost reduction/benefit to generating steam for our thermal recovery operations. Marketing revenues and expenses mainly relate to natural gas purchased from third parties that moves through our gathering and processing systems and then is sold to third parties. Transportation sales relate to water and other liquids that we transport on our systems on behalf of third parties and have not been significant to date. Operating expenses also include the effect of derivative settlements (received or paid) for gas purchases.
(2) Total unhedged operating expenses equals total operating expenses, excluding the derivative settlements paid (received) for gas purchases.

PRODUCTION STATISTICS

	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
Net Oil, Natural Gas and NGLs Production Per Day(1):
Oil (MBbl/d)
California	23.4	24.9	20.8
Utah	2.2	2.4	2.7
Colorado	—	—	—
Total oil	25.6	27.3	23.5
Natural gas (MMcf/d)
California	—	—	—
Utah	11.5	10.5	11.7
Colorado	7.7	8.0	9.1
Total natural gas	19.2	18.5	20.8
NGLs (MBbl/d)
California	—	—	—
Utah	0.3	0.4	0.4
Colorado	—	—	—
Total NGLs	0.3	0.4	0.4
Total Production (MBoe/d)(2)	29.1	30.8	27.4
__________
(1) Production represents volumes sold during the period.
(2) Natural gas volumes have been converted to Boe based on energy content of six Mcf of gas to one Bbl of oil. Barrels of oil equivalence does not necessarily result in price equivalence. The price of natural gas on a barrel of oil equivalent basis is currently substantially lower than the corresponding price for oil and has been similarly lower for a number of years. For example, in the three months ended June 30, 2020, the average prices of Brent oil and Henry Hub natural gas were $33.39 per Bbl and $1.70 per MMBtu respectively, resulting in an oil-to-gas ratio of approximately 3 to 1 on an energy equivalent basis.

CAPITAL EXPENDITURES (ACCRUAL BASIS)

	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
	(in thousands)
Capital expenditures (accrual basis)	$16,528	$39,415	$56,645

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
Adjusted Net Income (Loss) is not a measure of net income (loss), Levered Free Cash Flow is not a measure of cash flow, and Adjusted EBITDA is not a measure of either, in all cases, as determined by GAAP. Adjusted EBITDA, Adjusted Net Income (Loss) and Levered Free Cash Flow are supplemental non-GAAP financial measures used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies.
We define Adjusted EBITDA as earnings before interest expense; income taxes; depreciation, depletion, and amortization; derivative gains or losses net of cash received or paid for scheduled derivative settlements; impairments; stock compensation expense; and other unusual, out-of-period and infrequent items, including restructuring costs and reorganization items. We define Levered Free Cash Flow as Adjusted EBITDA less capital expenditures, interest expense and dividends.
Our management believes Adjusted EBITDA provides useful information in assessing our financial condition, results of operations and cash flows and is widely used by the industry and the investment community. The measure also allows our management to more effectively evaluate our operating performance and compare the results between periods without regard to our financing methods or capital structure. Levered Free Cash Flow is used by management as a primary metric to plan capital allocation to sustain production levels and for internal growth opportunities, as well as hedging needs. It also serves as a measure for assessing our financial performance and our ability to generate excess cash from operations to service debt and pay dividends.
Adjusted Net Income (Loss) excludes the impact of unusual, out-of-period and infrequent items affecting earnings that vary widely and unpredictably, including non-cash items such as derivative gains and losses. This measure is used by management when comparing results period over period. We define Adjusted Net Income (Loss) as net income (loss) adjusted for derivative gains or losses net of cash received or paid for scheduled derivative settlements, other unusual, out-of-period and infrequent items, including restructuring costs and reorganization items and the income tax expense or benefit of these adjustments using our effective tax rate.
While Adjusted EBITDA, Adjusted Net Income (Loss) and Levered Free Cash Flow are non-GAAP measures, the amounts included in the calculation of Adjusted EBITDA, Adjusted Net Income (Loss) and Levered Free Cash Flow were computed in accordance with GAAP. These measures are provided in addition to, and not as an alternative for, income and liquidity measures calculated in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing our financial performance, such as our cost of capital and tax structure, as well as the historic cost of depreciable and depletable assets. Our computations of Adjusted EBITDA, Adjusted Net Income (Loss) and Levered Free Cash Flow may not be comparable to other similarly titled measures used by other companies. Adjusted EBITDA, Adjusted Net Income (Loss) and Levered Free Cash Flow should be read in conjunction with the information contained in our financial statements prepared in accordance with GAAP.
Adjusted General and Administrative Expenses is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted General and Administrative Expenses as general and administrative expenses adjusted for restructuring and other non-recurring costs and non-cash stock compensation expense. Management believes Adjusted General and Administrative Expenses is useful because it allows us to more effectively compare our performance from period to period.
We exclude the items listed above from general and administrative expenses in arriving at Adjusted General and Administrative Expenses because these amounts can vary widely and unpredictably in nature, timing, amount and frequency and stock compensation expense is non-cash in nature. Adjusted General and Administrative Expenses should not be considered as an alternative to, or more meaningful than, general and administrative expenses as determined in accordance with GAAP. Our computations of Adjusted General and Administrative Expenses may not be comparable to other similarly titled measures of other companies.

ADJUSTED NET INCOME (LOSS)
The following table presents a reconciliation of the GAAP financial measure of net income (loss) to the non-GAAP financial measure of Adjusted Net Income (Loss).

	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
	($ thousands, except per share amounts)
Net (loss) income	$(64,901)	$(115,300)	$31,972
Add (Subtract): discrete income tax items	—	46,700	—
Add (Subtract):
Losses (gains) on oil and natural gas derivatives	43,192	(199,194)	(17,827)
Net cash received (paid) for scheduled derivative settlements	51,874	19,625	(3,326)
Other operating (income) expenses	(1,192)	2,202	3,119
Impairment of oil and gas properties	—	289,085	—
Non-recurring costs	316	1,862	1,513
Reorganization items, net	—	—	26
Total additions, net	94,190	113,580	(16,495)

Income tax (expense) benefit of adjustments at effective tax rate(1)	(24,680)	(26,805)	4,569
Adjusted Net Income (Loss)	$4,609	$18,175	$20,046

Basic EPS on Adjusted Net Income	$0.06	$0.23	$0.25
Diluted EPS on Adjusted Net Income	$0.06	$0.23	$0.25

Weighted average shares of common stock outstanding - basic	79,795	79,608	81,519
Weighted average shares of common stock outstanding - diluted	80,640	79,945	81,683
__________
(1) Excludes prior year income tax credits from the total additions, net line item and the tax effect the prior tax credits have on the current year effective tax rate.

ADJUSTED EBITDA AND ADJUSTED EBITDA UNHEDGED
The following tables present a reconciliation of the GAAP financial measures of net income (loss) and net cash provided or used by operating activities to the non-GAAP financial measures of Adjusted EBITDA and Adjusted EBITDA Unhedged.

	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
	($ thousands)
Net (loss) income	$(64,901)	$(115,300)	$31,972
Add (Subtract):
Interest expense	8,676	8,920	8,961
Income tax (benefit) expense	(22,623)	26,349	12,221
Depreciation, depletion and amortization	37,512	35,329	23,654
Impairment of oil and gas properties	—	289,085	—
Derivative loss (gain)	43,192	(199,194)	(17,827)
Net cash received (paid) for scheduled derivative settlements	51,874	19,625	(3,326)
Other operating (income) expense	(1,192)	2,202	3,119
Stock compensation expense	4,579	2,922	2,443
Non-recurring costs	316	1,862	1,513
Reorganization items, net	—	—	26
Adjusted EBITDA	$57,433	$71,800	$62,756
Net cash (received) paid for scheduled derivative settlements	(51,874)	(19,625)	3,326
Adjusted EBITDA unhedged	$5,559	$52,175	$66,082

Net cash provided by operating activities	$41,939	$44,483	$74,396
Add (Subtract):
Cash interest payments	648	14,879	1,272
Cash income tax payments	—	2	—
Non-recurring costs	316	1,862	1,513
Other changes in operating assets and liabilities	14,530	10,574	(14,425)
Adjusted EBITDA	$57,433	$71,800	$62,756
Net cash (received) paid for scheduled derivative settlements	(51,874)	(19,625)	3,326
Adjusted EBITDA unhedged	$5,559	$52,175	$66,082

LEVERED FREE CASH FLOW
The following table presents a reconciliation of Adjusted EBITDA to the non–GAAP measures of Levered free cash flow. The reconciliation of Adjusted EBITDA is presented above.

	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
	($ thousands)
Adjusted EBITDA	$57,433	$71,800	$62,756
Subtract:
Capital expenditures - accrual basis	(16,528)	(39,415)	(56,645)
Interest expense	(8,676)	(8,920)	(8,961)
Cash dividends declared	—	(9,564)	(9,710)
Levered free cash flow	$32,229	$13,901	$(12,560)
Net cash (received) paid for scheduled derivative settlements	(51,874)	(19,625)	3,326
Levered free cash flow unhedged	$(19,645)	$(5,724)	$(9,234)

ADJUSTED GENERAL AND ADMINISTRATIVE EXPENSES
The following table presents a reconciliation of the GAAP financial measure of general and administrative expenses to the non-GAAP financial measures of Adjusted general and administrative expenses.

	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
	($ in thousands except per MBoe amounts)
General and administrative expenses	$18,777	$19,337	$16,158
Subtract:
Non-cash stock compensation expense (G&A portion)	(4,380)	(2,919)	(2,368)
Non-recurring costs	(316)	(1,862)	(1,513)
Adjusted general and administrative expenses	$14,081	$14,556	$12,277

General and administrative expenses ($/MBoe)	$7.09	$6.91	$6.47
Subtract:
Non-cash stock compensation expense ($/MBoe)	(1.65)	(1.04)	(0.95)
Non-recurring costs ($/MBoe)	(0.12)	(0.67)	(0.61)
Adjusted general and administrative expenses ($/MBoe)	$5.31	$5.20	$4.92

Total MBoe	2,650	2,798	2,497

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